Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 4, 2026, which includes an explanatory paragraph related to FutureCorp Space Acquisition 1’s ability to continue as a going concern, relating to the financial statements of FutureCorp Space Acquisition 1 as of March 31, 2026 and for the period from March 12, 2026 (inception) through March 31, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 19, 2026